Exhibit 99.1
VeraSun Energy Corporation Completes Notes Exchange Offer
BROOKINGS, SD (August 17, 2006) — VeraSun Energy Corporation (NYSE: VSE) announced today that it has completed its offer to exchange up to $210 million in registered notes for previously issued unregistered notes with similar terms and conditions.
The company said that on August 16, 2006, it completed its offer to exchange up to $210 million of 9 7/8% Senior Secured Notes due 2012, which have been registered under the Securities Act, for its outstanding unregistered 9 7/8% Senior Secured Notes due 2012.
The exchange offer expired at midnight, New York City time, on August 16, 2006. A total of $210 million (100%) of the notes were validly tendered and accepted for exchange by VeraSun.
The exchange offer was performed under the terms of a registration rights agreement signed as part of a financing transaction completed in December 2005 and does not represent a new financing transaction.
About VeraSun Energy Corporation
VeraSun Energy Corporation is the second-largest ethanol producer in the U.S. based on production. The company has two operating production facilities located in Aurora, South Dakota, and Fort Dodge, Iowa, is constructing a third facility in Charles City, Iowa, and has two additional facilities under development in Welcome, Minnesota, and Hartley, Iowa. Upon completion of the new facilities, VeraSun will have an annual production capacity of approximately 560 million gallons of ethanol per year.
VeraSun’s branded E85 is now available at more than 70 retail locations. The company markets VeraSun E85, a blend of 85 percent ethanol and 15 percent gasoline for Flexible Fuel Vehicles (FFVs), directly to fuel retailers under the brand VE85TM. For more information, please visit the VeraSun websites at http://www.verasun.com or http://www.VE85.com.
Contact:
Melissa Ullerich
VeraSun Energy Corporation
Phone: 605-696-7200
Contact:
Suzanne Kennedy
Fleishman-Hillard
Phone: 212-453-2451